Exhibit 99.3
CONSENT OF SUNTRUST ROBINSON HUMPHREY, INC.
     We hereby consent to the use of our opinion letter to the Board of Directors of Matria Healthcare, Inc. included as Annex D to the Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 and any amendments thereto relating to the proposed merger of Inverness Medical Innovations, Inc. and Matria Healthcare, Inc. and to the references to such opinion therein.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ SunTrust Robinson Humphrey, Inc.
SUNTRUST ROBINSON HUMPHREY, INC.

Dated: March 25, 2008